                                                                      Exhibit 12


                  CONOCOPHILLIPS AND CONSOLIDATED SUBSIDIARIES
                                TOTAL ENTERPRISE
                Computation of Ratio of Earnings to Fixed Charges

                                                                                  Millions of Dollars
                                                                 ----------------------------------------------------
                                                                                Years Ended December 31
                                                                 ----------------------------------------------------
                                                                   2002         2001       2000       1999       1998
                                                                 --------      -----      -----      -----       ----
                                                                                     (Unaudited)
EARNINGS AVAILABLE FOR FIXED CHARGES
Income from continuing operations before income taxes            $  2,164      3,255      3,748      1,178        407
Distributions less than equity in earnings of
  fifty-percent-or-less-owned companies                                 2         58        (30)        (7)       (19)
Fixed charges, excluding capitalized interest*                        850        501        481        396        314
---------------------------------------------------------------------------------------------------------------------
                                                                 $  3,016      3,814      4,199      1,567        702
=====================================================================================================================

FIXED CHARGES
Interest and expense on indebtedness, excluding capitalized
  interest                                                       $    566        338        369        279        200
Capitalized interest                                                  232        231        174         49         48
Preferred dividend requirements of subsidiary and capital
  trusts                                                               38         53         53         53         53
Interest portion of rental expense                                    181         90         42         47         45
Interest expense relating to guaranteed debt of
  fifty-percent-or-less-owned companies                                16          -          -          -          -
Interest expense relating to guaranteed debt of greater than
  fifty-percent-owned companies                                         3          -          -          -          -
---------------------------------------------------------------------------------------------------------------------
                                                                 $  1,036        712        638        428        346
=====================================================================================================================
RATIO OF EARNINGS TO FIXED CHARGES                                    2.9        5.4        6.6        3.7        2.0
---------------------------------------------------------------------------------------------------------------------

*Includes amortization of capitalized interest totaling approximately $46 million in 2002, $20 million in 2001, $17 million each in 2000 and 1999, and $16 million in 1998.


Earnings available for fixed charges include, if any, the company's equity in losses of companies owned less than fifty percent and having debt for which the company is contingently liable. Fixed charges include the company's proportionate share, if any, of interest relating to the contingent debt.

Earnings available for fixed charges include, if any, 100 percent of the losses of companies owned greater than fifty percent that have debt for which the company is contingently liable. Fixed charges include 100 percent of interest and capitalized interest, if any, relating to the contingent debt.